EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Black Hills Corporation on Form S-4 of our report dated November 15, 2002 (which expresses an unqualified opinion and includes an emphasis of the matter paragraph relating to the adoption of Statement of Financial Accounting Standard No. 133), appearing in the Company’s Form 8-K filed on November 25, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE, LLP

Minneapolis, Minnesota
November 25, 2002